Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

December 5, 2018

Santander Holdings USA, Inc.

75 State Street

Boston, Massachusetts 02109

Re: Issuance of 4.450% Senior Notes due 2021 by Santander Holdings USA, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Santander Holdings USA, Inc., a Virginia corporation (the “Company”), in connection with the offering and sale by the Company of $1,000,000,000 aggregate principal amount of 4.450% Senior Notes due 2021 (the “Securities”) in an underwritten public offering pursuant to the Underwriting Agreement dated as of November 28, 2018 by and between the Company and J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc. and UBS Securities LLC, as representatives of the several underwriters listed therein (the “Underwriting Agreement”). The Securities are to be issued pursuant to that certain Senior Debt Indenture, dated as of April 19, 2011 (the “Senior Debt Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended by the Eighth Supplemental Indenture, dated as of March 1, 2017 (the “Eighth Supplemental Indenture”), between the Company and the Trustee and as supplemented by the Nineteenth Supplemental Indenture, dated as of the date hereof (together with the Senior Debt Indenture and the Eighth Supplemental Indenture, the “Indenture”), between the Company and the Trustee.

We have examined: (i) the Registration Statement on Form S-3 (Registration No. 333-222194) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 20, 2017 by the Company; (ii) the preliminary prospectus dated November 28, 2018 forming a part thereof (the “Preliminary Prospectus”); (iii) the final prospectus dated November 28, 2018 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 30, 2018 (the “Final Prospectus”, and together with the Preliminary Prospectus, the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iv) the Indenture; (v) the form of the Securities and (vi) such other corporate records, certificates and other documents and such matters of law, in each case, as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to this opinion which we did not independently establish or verify, we have, with your consent, relied upon the statements, certificates and representations of the public officials, officers of the Company and other representatives of parties to the Indenture and the Securities. We have also assumed the valid authorization, execution and delivery of the Indenture and the Securities by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Indenture and the Securities constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.

Santander Holdings USA, Inc.

December 5, 2018

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy.

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York and the federal securities laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Commonwealth of Virginia, we have relied, without independent investigation, upon the opinion dated the date hereof of McGuireWoods LLP, special counsel to the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and to the reference to us under the caption “Validity of the Notes” in the Prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act. We assume no obligation to advise the Company or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz